UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant under §240.14a-12

MEDALLION FINANCIAL CORP.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On May 20, 2024, counsel to Medallion Financial Corp. (the “Company”) delivered a letter to counsel to Stephen Hodges, ZimCal Asset Management, LLC, BIMIZCI Fund LLC, and Warnke Investments LLC (collectively, “ZimCal”) regarding the Company’s 2024 Annual Meeting of Shareholders, a copy of which can be found below:

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SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 +1 212 839 5300 +1 212 839 5599 FAX AMERICA • ASIA PACIFIC • EUROPE	+1 212 839 8744 KLIEKEFETT@SIDLEY.COM

May 20, 2024

Via Email and FedEx

Abbott Cooper PLLC
1266 East Main Street
Suite 700R
Stamford, CT 06902
Attention: Abbott Cooper

Re: Correspondence from Schulte Roth & Zabel LLP, dated May 15, 2024

Dear Abbott:

On behalf of our client, Medallion Financial Corp. (the “Company”), we write in response to the correspondence from Michael Swartz of Schulte Roth & Zabel LLP (“Schulte Roth”) on behalf of Stephen Hodges, ZimCal Asset Management, LLC, BIMIZCI Fund LLC, and Warnke Investments LLC (collectively, “ZimCal”), dated as of May 15, 2024.

This response is addressed only to you, and not to Schulte Roth, because the Company believes that Schulte Roth has a disqualifying conflict of interest in this matter under the New York Rules of Professional Conduct.  Specifically, the Company has been informed that Schulte Roth previously represented Messrs. Alvin and Andrew Murstein, who are, respectively, the Chairman and Chief Executive Officer and the President and Chief Operating Officer of the Company, in a substantially related matter.

As it relates to the merits of Schulte Roth’s correspondence, the allegations are simply wrong.  Mr. Hodges made clear he was quite eager to sell his trust preferred securities (“TruPS”) to the Company.  In a letter to the Company on February 12, 2024, Mr. Hodges put forward possible “outcomes” for the Company:  give him two board seats despite his de minimis equity investment, face a proxy contest “every year,” or buyout his debt at significant premiums to fair value.  Specifically, Mr. Hodges proposed a repurchase of his TruPS for either $12 million in cash or $13 million in total value ($9 million cash and $4 million common stock).  Under either option, Mr. Hodges would pocket a nearly 100% return on his purchase price of the TruPS, which the Company has been informed was approximately 45% of par value.

Schulte Roth’s correspondence was little more than a public relations stunt, as made clear by ZimCal publishing the letter with a press release the very next day.  It is obvious that Mr. Hodges and ZimCal are trying to obfuscate the fact that their interests are profoundly misaligned with the Company’s shareholders.

The Company reserves all rights and waives none.

Very truly yours,

/s/ Kai H. E. Liekefett

Kai H.E. Liekefett
Partner